NaPro BioTherapeutics, Inc.

6304 Spine Road, Unit A

Boulder, Colorado 80301

Tel: (303) 516-8500

Fax: (303) 530-1296

Contact:

NaPro BioTherapeutics, Inc.                                     Burns McClellan, Inc.

Leonard Shaykin                                                       Stephanie Diaz (investors)

Chairman and CEO                                                   (415) 352-6262

Tel: (212) 319-2800

Gordon Link

VP and Chief Financial Officer

Tel: (303) 530-3891

For Immediate Release

European Patent Office Opposition Division Revokes NaPro's Paclitaxel Formulation Patent

BOULDER, Colo., July 3, 2002 - NaPro BioTherapeutics, Inc. (NASDAQ: NPRO) announced today that the European Patent Office, Opposition Division, ruled yesterday that NaPro's currently issued paclitaxel formulation patent in the European Patent Convention is invalid. NaPro intends to appeal this ruling and expects the appeal to be heard within the next 36 months.

NaPro will continue to prosecute a related formulation patent application that is currently pending in the European Patent Office.

The ruling has no binding effect in the United States, Japan and Israel, where comparable patents have been issued. The ruling is limited solely to the jurisdiction of the European Patent Office.

Leonard Shaykin, NaPro's Chairman and CEO, commented, "We are naturally disappointed in the Opposition Division's ruling and intend to vigorously pursue an appeal. Nevertheless, the consequence of this ruling may result in additional competitive marketing pressure in Europe for our paclitaxel product."

-more-

NaPro BioTherapeutics, Inc., is a natural product pharmaceutical company focused in two distinct research and marketing areas: the development and in-licensing of novel pharmaceutical products, primarily in the area of anti-cancer agents, and the development of novel genomic technologies primarily in the area of "gene repair," for applications in agribiotechnology, pharmacogenomic, and human therapeutic and diagnostic applications.

Except for the historical matters contained herein, statements in this press release are forward-looking. Such forward-looking statements include NaPro's intention to appeal the ruling, its prosecution of the related formulation patent in the European Patent Office and the consequence of the ruling resulting in additional competitive marketing pressures in Europe for its paclitaxel product. Such forward-looking statements involve known and unknown risks that may cause actual results to be materially different from the results suggested by such forward-looking statements. Among the factors that could affect matters are the receptiveness of the the European Patent Office to NaPro's arguments on appeal, the timing of such appeal, the reaction of the European Patent Office to the prosecution of the related formulation patent and the timing of regulatory approval for the marketing of paclitaxel by NaPro and its competitors in Europe. Reference is also made to other factors discussed in NaPro's annual report on Form 10-K for the year ended December 31, 2001 and risk factors included in Amendment No. 4 to NaPro's Registration Statement on Form S-3 filed July 1, 2002. These factors are not intended to be an all-inclusive enumeration of the business risks faced by NaPro. Statements included in this press release represent NaPro's views as of the date of this release, and it should not be assumed that the statements made herein remain accurate as of any future date. NaPro does not intend to update these statements and undertakes no duty to any person to affect any such update under any circumstance.

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